Exhibit 99.7

Consent of Piper Jaffray & Co.

We hereby consent to the inclusion in the Registration Statement on Form S-4 of Celldex Therapeutics, Inc. (“Celldex”) relating to the proposed merger of CuraGen Corporation with and into a wholly owned subsidiary of Celldex, of (i) our opinion letter, dated May 28, 2009, appearing as Annex C to the Joint Proxy Statement/Prospectus which is a part of the Registration Statement, and (ii) to the references in the Registration Statement to such opinion letter and our firm name under the headings “SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS — Fairness Opinion received by CuraGen,”  “CELLDEX PROPOSAL 1 AND CURAGEN PROPOSAL 1: THE MERGER — Background of the Transaction,” “CELLDEX PROPOSAL 1 AND CURAGEN PROPOSAL 1: THE MERGER — CuraGen’s Reasons for the Merger,” “CELLDEX PROPOSAL 1 AND CURAGEN PROPOSAL 1: THE MERGER — Opinion of CuraGen’s Financial Advisor” and “THE MERGER AGREEMENT — Conduct of Business Prior to the Completion of the Merger”. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Piper Jaffray & Co.
New York, New York
June 26, 2009